John Hancock Funds, LLC 601 Congress Street Boston, MA 02210-2805
                                , 2012
To the Trustees of
John Hancock Funds
601 Congress Street
Boston, MA 02210

Re:	Form of Rule 12b-1 Fee Waiver Letter Agreement
With reference to each of the Distribution Plans entered into by and between John Hancock Funds, LLC (the “Distributor”) and each of the trusts listed in Appendix A to this letter (each, a “Trust” and collectively, the “Trusts”), on behalf of each of their respective series listed in Appendix A (each, a “Fund” and collectively, the “Funds”), we hereby notify you as follows:
1. The Distributor agrees to contractually waive and limit its Rule 12b-1 distribution fees and/or service fees to the extent necessary to achieve the aggregate distribution and service fees of each Fund as set forth in Appendix B hereto.
2. We understand and intend that the Trusts will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statements on Form N-1A for the Trusts and the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trusts so to rely.

Sincerely, JOHN HANCOCK FUNDS, LLC
By:
Jeffrey H. Long Vice President, Finance

Agreed and Accepted
on behalf of each applicable Trust listed in Appendix A

By:
Charles Rizzo
Chief Financial Officer

     A copy of the document establishing each Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trusts individually but only upon the assets of the Funds.

APPENDIX A
TRUSTS and Funds
JOHN HANCOCK BOND TRUST
Government Income Fund
High Yield Fund
Investment Grade Bond Fund
JOHN HANCOCK CALIFORNIA TAX-FREE INCOME FUND
California Tax-Free Income Fund
JOHN HANCOCK CAPITAL SERIES
Classic Value Fund
U. S. Global Leaders Growth Fund
JOHN HANCOCK CURRENT INTEREST
Money Market Fund
JOHN HANCOCK INVESTMENT TRUST
Balanced Fund
Global Opportunities Fund
Large Cap Equity Fund
Small Cap Intrinsic Value Fund
Sovereign Investors Fund
JOHN HANCOCK INVESTMENT TRUST II
Financial Industries Fund
Regional Bank Fund
Small Cap Equity Fund
JOHN HANCOCK INVESTMENT TRUST III
Greater China Opportunities Fund
JOHN HANCOCK MUNICIPAL SECURITIES TRUST
High Yield Municipal Bond Fund
Tax-Free Bond Fund
JOHN HANCOCK SERIES TRUST
Mid Cap Equity Fund
JOHN HANCOCK SOVEREIGN BOND FUND
Bond Fund
JOHN HANCOCK STRATEGIC SERIES
Strategic Income Fund
JOHN HANCOCK TAX-EXEMPT SERIES FUND
Massachusetts Tax-Free Income Fund
New York Tax-Free Income Fund

APPENDIX B

	Classes			Expiration Date of
Fund	A	B	C	Waiver/Limit
Money Market Fund	0.15%	N/A	N/A	7/31/2013[1]
High Yield Municipal Bond Fund	0.15%	0.90%	0.90%	9/30/2012
Tax-Free Bond Fund	0.15%	0.90%	0.90%	9/30/2012
California Tax-Free Income Fund	N/A	0.90%	0.90%	9/30/2012
Massachusetts Tax-Free Income Fund	0.15%	0.90%	0.90%	9/30/2012
New York Tax-Free Income Fund	0.15%	0.90%	0.90%	9/30/2012

[1]	At the March 4-7, 2012 meeting of the Board of Trustees of the Trusts, the Distributor notified the Board of, and the Board approved, the extension of the expiration date of the waiver and limit of the Rule 12b-1 distribution and service fees of Class A shares of Money Market Fund set forth above to July 31, 2013, effective upon the current expiration date of July 31, 2012.